Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii)
would be competitively harmful if publicly disclosed

PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) made effective as of July 8, 2025 (the “Effective Date”), by and between LayerBio Inc., a company organized and acting under the laws of the state of Delaware (the “Company”), and Painreform Ltd., an company organized and acting under the laws of the state of Israel whose securities are traded on NASDAQ under the ticker PRFX (“Buyer"), each of the Company, and the Buyer shall be referred to herein as a “Party” and collectively, the “Parties”).

WHEREAS, the Buyer desires to invest in the Company, pursuant to the terms and conditions more fully set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company to approve an equity financing of the Company in the aggregate amount of up to USD 3,000,000 (the “Equity Transaction” or the “Purchase Amount”), to be accomplished by an investment of the Buyer in the Company of the Purchase Amount to be performed pursuant to the Progress Schedule (as defined below) and the issuance by the Company of 7,331,378 Preferred A Stocks (the “Issued Shares”) to the Buyer; and

WHEREAS, the Parties have agreed that as result of the transaction contemplated herein Buyer shall receive at Closing 7,331,378 Preferred A Stocks, representing 51.0% of the issued and outstanding share capital of the Company on a Fully Diluted Basis, and the Current Shareholders shall hold 6,134,259 Common Stock, 310,566 Common Stocks shall remain reserved for issuance to the Optionees and 599,434 Common Stocks shall remain available for issuance under the Plan, all together representing 49.0% thereof, all as detailed in the Company's updated capitalization table attached hereto as Exhibit A (the "Capitalization Table").

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Definitions

1.1.	For purposes hereof:

“Accounts Date” means December 31, 2024.

“Affiliate” means with respect to any person or entity, any person or entity directly or indirectly, through one or more intermediaries, Controlling such person, Controlled by or under common control with such person or entity. For this purpose: "Control" shall mean : (i) the ability to direct, or cause the direction of, the management and policies of the relevant person, whether through the ownership of voting securities, by contract or otherwise, and whether directly or indirectly, or (ii) the beneficial ownership (directly or indirectly, including through one or more intermediaries) of 50% or more of the ownership interests in such person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such person

“Applicable Laws” means all laws, regulations, directives, statutes, subordinate legislation, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all statutory guidance and policy notes having a force of law, in each case to the extent applicable to the parties or any of them or as the context requires.

“Business Day” means a day other than: (i) any Friday, Saturday or Sunday, or (ii) any other day on which commercial banks in Israel or United Stated of America are generally closed for business;

“Capitalization Table” means the capitalization table of the Company, reflecting the issued and outstanding share capital of the Company on a Fully-Diluted Basis, immediately prior to, and immediately following the Closing as attached hereto as Schedule 1.1.1;

“The Clinical Trial” means Phase II clinical trial in the US under an FDA approved IND with a product named OcuRing-K which contains Ketoralac as its active drug.

“Closing Failure” means the failure of the Closing to occur on or before the Closing Date (or such other date as the Parties may agree in writing), due to any reason not caused by or agreed to in writing by both the Buyer and the Seller. For the avoidance of doubt, a Closing Failure shall be deemed to have occurred at any of the following circumstances: (i) unfulfillment of any of the conditions set forth in Sections 3.2 to 3.5; (ii) breach of representations and warranties as set forth in Sections 7 and/or 8.

“Common Stock” means shares of common stock of the Company;

“Contractors” means independent service providers and contractors who provide services to the Company and who dedicate a substantial part of their work to the provision of such services to the Company.

“Current Shareholders” means the holders of securities of the Company prior to Closing as identified in the Capitalization Table.

“Disclosed” means fully, fairly and specifically disclosed in the Disclosure Schedule;

“DGCL” means the Delaware General Corporation Law;

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, right of first notice, preemptive right, title reversion agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement except for any encumbrance or other restriction imposed directly pursuant to this Agreement or under any applicable law.

“FDA” means U.S. Food & Drug Administration

“Financial Statements” means the annual financial statements (including balance sheet, income statement and statement of cash flows) of the Company prepared in accordance with U.S. GAAP and audited by a Reputable International Accounting Firm.

"Fully Diluted Basis" means with respect to any person, all issued and outstanding share capital of any class, warrants, options, convertible loans, rights and convertible securities of such person, all on an as-if exercised and as-converted basis (including all rights and promises of any kind that could directly or indirectly result in any right to receive or purchase any of the foregoing).

"Fundamental Representations" means the representations and warranties set forth in Sections 7.1 (Organization. Good Standing), 7.2 (Capitalization), 7.3 (Authorization; Approvals), 7.4 (Valid Issuance of Issued Shares), 7.6 (Insolvency) and 7.22 (Taxes).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods indicated.

“Governmental Entity” means any government or governmental or regulatory body thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any competent court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions, including but not limited to the SEC, the FDA and any applicable tax authority.

“Indemnification Agreements” means the indemnification agreements to be issued to each of the persons who will serve as directors of the Company following the Closing, including the directors who will be appointed to the Company by the Buyer as of Closing, in the form attached hereto as Exhibit B.

“Intellectual Property” means patents, utility models, trademarks, service marks, trade and business names, registered designs, design rights, copyright rights, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“Interest” means an annual interest at a rate of 8%, calculated on the basis of a 365-day year, borne by the Principal Amount, which shall begin to accrue on the date of the actual payment of the Principal Amount and until the Loan Maturity Date.

“Key Person” means Dr. Kenneth Mandel.

“Knowledge of the Company” or "Company's Knowledge" means any fact, thing or matter actually known by the Key Person.

“Loan Amount” means the Principal Amount together with the accrued Interest thereon.

“Loan Maturity Date” means the earlier of (i) the Closing Date and (ii) August 31, 2025 in the event of Closing Failure.

“Material Adverse Effect” means an effect, event, circumstance, development or change that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise) property or results of operation of the Company (calculated on the basis of consolidating the financial results of the Company), except that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any changes to global or local economic, political, financial or securities market conditions; (b) any changes or developments in conditions in the industries or markets in which the Company operates, (c) any act of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such act of war, armed hostilities or terrorism threatened or underway as of the date of this Agreement; (d) any changes in applicable laws or regulations or GAAP or other accounting standards or the interpretation thereof which are applicable to the Company); (e) any effect, event, circumstance, development or change resulting from the announcement of the Transaction or the identity of the Buyer; or (f) any material international or national calamity or earthquake, hurricane, pandemic or other natural disaster or act of God; provided, that in each case of the preceding clauses, such condition or change does not have a disproportionate effect on the Company relative to similarly situated businesses in the industries and jurisdictions in which the Company operates.

"Milestone” means any of Milestone I, Milestone II, Milestone III, and Milestone IV.

“Milestone I” includes [***].

“Milestone II” means [***].

“Milestone III” means [***].

“Milestone IV” means [***].

“Optionee” means the holder of Granted Options or RSUs under the Plan.

“Plan” means the 2014 Stock Incentive Plan of the Company for the grant of options and RSUs, having 910,000 Common Stock reserved for grant (the “Plan Pool”) of which 310,566 (the “Granted Options or RSUs”) issued and outstanding as of the Effective Date.

“Permits” means any approvals, authorizations, consents, licenses or permits of a Governmental Entity

"Person” or "person" means (i) any individual, firm, company, limited liability company, joint stock corporation or other company, governmental body, joint venture, association, trust or partnership, works council, or any other entity of any kind (whether or not having a separate legal personality), and (ii) a reference to that person’s legal personal representatives and successors;

“Preferred A Stock” means series A preferred stock of the Company having distribution and liquidation distribution rights and other rights as set forth in the Restated Certificate.

“Principal Amount” means a bridge loan in the principal amount of US$50,000 to be extended to the Company by Buyer pursuant to a bridge loan agreement to be entered by the Parties concurrently to the Agreement (the “Bridge Loan Agreement”), substantially in the form attached hereto as Schedule 1.1.4.

“Progress Schedule” as follows (i) US$600,000, (the “Initial Amount”) upon the Closing (as defined below); (ii) US$[*], (“Milestone I Amount”) upon achievement of Milestone I; (iii) US$[*], (“Milestone II Amount”) upon achievement of Milestone II; (iv) US$[*], (“Milestone III Amount”) upon achievement of Milestone III; (v) US$[*], (“Milestone VI Amount”, and together with Milestone I Amount, Milestone II Amount, and Milestone III Amount”, each a “Milestone Amount”) upon achievement of Milestone IV.

“Reputable International Accounting Firm” means any firm of independent certified public accountants of internationally recognized standing and repute, which is a member of the group of accounting firms commonly referred to as the “Big Four” (being, as of the date of this Agreement, Deloitte, Ernst & Young, KPMG, and PricewaterhouseCoopers), or such other firm of equivalent international professional reputation, experience, and competence in accounting and audit matters as may be mutually agreed in writing by the Parties.

"SEC” means the U.S. Securities and Exchange Commission.

“Schedules of Exceptions” shall have the meaning ascribed to it in Section 4 below;

“Transaction Documents” means this Agreement, the Restated Certificate, the CEO Employment Agreement, the Bridge Loan Agreement, and all other documents and contractual obligations to be executed and delivered in connection herewith and therewith.

1.2.	Terms not defined in Section 1.1, shall have the meaning ascribed to them anywhere else in this Agreement.

1.3.	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.4.
The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement. The word "includes" and "including" and their syntactical variants mean "includes, but is not limited to" and "including, without limitation," and corresponding syntactical variant expressions.

1.5.	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	The Transaction; The Closing.

2.1.
At the Closing, the Company shall issue and allot to the Buyer the Issued Shares in consideration for the payment by the Buyer by wire transfer of the Initial Amount, after deducting the Loan Amount, to the Company bank account as set out in Schedule 2.1, and its undertaking to pay each Milestone Amount in accordance with the Progress Schedule at the achievement of relevant Milestone; all on the terms and subject to the conditions set forth in this Agreement.

2.2.
Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely, via the exchange of documents and signatures, on the seventh (7th) Business Day after the date on which all of the conditions to the Closing set forth in Sections 3.2, 3.3 and 3.5 shall have been satisfied or waived by the Party entitled to waive the same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other time and place as the Company and the Buyer may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.	Actions at Closing and Conditions Precedent.

3.1.
Actions at Closing. At the Closing, the following actions shall occur, all of which shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document shall be deemed to have been delivered until all such actions have been completed and all such documents have been delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document or certificate should have been delivered):

3.1.1.
Resolutions. Each of the Parties shall deliver to the other Parties copies of the resolutions and consents of its requisite organs approving the execution, delivery and performance by such Party of this Agreement and any other Transaction Documents it is a party to, including all of the transactions contemplated hereunder and thereunder and all exhibits and appendices attached hereto and thereto;

3.1.2.	The Company shall deliver to Buyer the following documents:

3.1.2.1.
Shareholders. Copies of resolutions of the Company’s shareholders in the form attached hereto as Schedule 3.1.2.1A, by which (i) the Amended and Restated Certificate of Association attached hereto as Schedule 3.1.2.1B (the “Restated Certificate”) which shall (i) include the increase and amendment of the authorized share capital of the Company, as detailed in the Restated Certificate, and the creation of a new class of Preferred A Stock (ii) come into effect upon the Closing, is adopted in lieu of current the Certificate of Association; (ii) the Current Shareholders waive any unexercised rights of preemption, participation, anti-dilution or any other right that they may have or had in connection with the issuance of the Issued Shares to the Buyer or all prior investments in the Company, to the extent such rights or restrictions are applicable; and (iii) the Indemnification Agreements shall be authorized and approved;

3.1.2.2.	Share Certificate. Validly executed share certificate representing the Issued Shares, issued in the name of Buyer, in the form attached hereto as Schedule 3.1.2.2.

3.1.2.3.
Share Register. The Company shall register the allotment of the Issued Shares to the Buyer in the share register of the Company and deliver to the Buyer a copy thereof, certified by the Company's Chief Executive Officer as of the date of the Closing, in the form attached hereto as Schedule 3.1.2.3.

3.1.2.4.	Indemnification Agreements. Indemnification Agreements validly executed by the Company.

3.2.
Conditions to Closing of all Parties. The Parties' obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the written consent of all Parties hereto, at their sole discretion):

3.2.1.	Consents of Governmental Entities. The consents of the Governmental Entities listed in Schedule 3.2.1 shall be obtained and effective as of Closing.

3.2.2.	No Action. No proceeding shall be pending before any court or judicial body to prohibit or materially restrain the transactions contemplated by this Agreement.

3.2.3.
No Applicable Law. entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity preventing, materially restraining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, shall be outstanding and in effect.

3.3.
Conditions to Closing by Company. Company’s obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Buyer, at its sole discretion):

3.3.1.
Accurate Representations and Warranties. The representations and warranties of the Company contained in Section 7 were true and correct when made and shall be true and correct in all material respects as of the Closing.

3.3.2.
Performance. The Company shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or prior Closing.

3.3.3.
Company Amended and Restated Certificate of Incorporation. The Company shall have filed the Restated Certificate with the Secretary of State of the State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of Closing.

3.3.4.
Qualifications. All Permits of Governmental Entities that are required in connection with the lawful issuance and sale of the Issued Shares pursuant to this Agreement shall be obtained and effective as of Closing.

3.3.5.
Compliance Certificate. The Chairman of the Company shall deliver to Buyer at the Closing a certificate certifying that the conditions specified in Sections 3.3.1 to 3.3.2 have been fulfilled, in the form attached hereto as Schedule 3.3.3.

3.3.6.	No Material Adverse Effect. No Material Adverse Effect has occurred between the date of this Agreement and the Closing Date, and is continuing as of the Closing Date, with respect to the Company.

3.3.7.
Retention of Key Person. The Key Person shall continue to be employed by the Company through the Closing and shall not have provided notice of his/her intention to resign his or her employment with the Company and shall have executed a letter of continued employment letter following Closing and until the completion of the Clinical Trial as detailed in the Progress Schedule in the form attached hereto as Schedule 3.3.7 (the “CEO Employment Agreement”).

3.3.8.	Financial Statements. The Company shall have delivered to the Buyer the Financial Statements as of December 31, 2024.

3.3.9.	Plan Pool. No resolution has been taken by the Company to increase the Plan Pool size.

3.4.
Use of Proceeds. Clinical Trial Management. The Company shall use the Initial Amount and any Milestone Amount, if and when provided by Buyer, for the sole purpose of funding the Clinical Trial in accordance with the Progress Schedule with remainder, if any, accumulating for the subsequent milestones. The Key Person will be responsible for the day-to-day operation of the Company and the timely execution of the Clinical Trial as related to the Milestones. In addition, the Key Person shall hold (accompanied by any person relevant to the Clinical Trial stage) routine meetings on a minimum bi-weekly basis with representative(s)s of the Buyer for progress report and discussions. Without derogating from any of the above, the Company will provide to Buyer with reasonable promptness, such information and data with respect to the Company and any of its activities, as such the Buyer may from time-to-time reasonably request in writing.

3.5.
Conditions to Closing by the Buyer. The Buyer's obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Company, at its sole discretion):

3.5.1.
Accurate Representations and Warranties. The representations and warranties of the Buyer set forth in Section 8 hereof were true and correct when made and shall be true and correct in all material respects as of the Closing.

3.5.2.	Performance. The Buyer shall have performed and complied with all covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or before Closing.

3.5.3.
Compliance Certificate. Buyer shall deliver to the other Parties, at the Closing, a certificate certifying that the conditions specified in Sections 3.3.1 and 3.5.2 have been fulfilled, in the form attached hereto as Schedule 3.5.3.

4.	At Signing Actions

4.1.	Execution of Agreement. Each Party shall duly execute and deliver this Agreement and other Transaction Document required to be executed at signing, if any.

4.2.	The Buyer shall extend to the Company the Loan Amount pursuant the Bridge Loan Agreement.

5.	Post Closing Actions

5.1.
Post Closing Company Board of Directors. The Parties shall take all necessary action, so that the Company Board of Directors will consists of three (3) directors (“Number of Directors”), consisting of (i) one (1) director, appointed by the Current Shareholders, and (ii) two (2) directors as designated prior to the Closing by the Buyer. The two (2) directors designated by the Buyer shall have the same rights and terms of engagement as all current Directors of Buyer, including, but not limited to, all matters regarding compensation, indemnification and insurance.

5.2.
Executive Officers. The individual serving as the chief executive officer of the Company immediately after the Closing will be the same individual (in the same office) as that of the Company immediately prior to the Closing.

5.3.	Post Closing Financial Reporting. Following the Closing, and on an annual and Mid-year basis thereafter, the Company shall prepare and deliver to the Buyer, within reasonably timelines as follows:

(i)  reviewed June financial statements (including balance sheet, income statement, and cash flows) as of and for the six-month period ending June 30 of each calendar year, prepared in accordance with U.S. GAAP and reviewed by a Reputable International Accounting Firm.

(ii)  Audited Financial Statements as of and for the year ending December 31 of each calendar year; and

(iii)  The Company shall cooperate fully and timely with any third-party auditors or advisors engaged by the Buyer for such purposes.

6.	[Reserved].

7.	Representations & Warranties of the Company

The Company hereby represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the Buyer is entering into this Agreement in reliance thereon, subject to the disclosures set forth in the Disclosure Schedule attached hereto as Exhibit C (the “Disclosure Schedule”), if any, which disclosures shall be deemed to be part of the representations and warranties made hereunder:

7.1.
Organization, Good Standing. The Company is duly organized and validly existing under the laws of Israel, and has full corporate power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it operates and in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite power and authority to execute and deliver the Transaction Documents as contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby. The Company is not in violation of reporting and payment obligations under applicable legal requirements of the Secretary of State of the State of Delaware.

7.2.	Capitalization.

7.2.1.
The authorized share capital of the Company is or will be on or immediately prior to the Closing (but following the adoption of the Restated Articles), as set forth in the Restated Certificate, and such number of shares of each class as set forth in the Capitalization Table are or shall be (as of the Initial Closing) issued and outstanding.

7.2.2.
The outstanding securities of the Company, on a Fully-Diluted Basis, are owned by and registered in the names of such security holders, and in such numbers as specified in the Capitalization Table and in Exhibit A of the Disclosure Schedule.

7.3.
Authorization; Approvals. The Company has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and all other documents which are to be executed and delivered by the Company at Closing. All corporate action on the part of the Company, its directors and its shareholders, to the extent required under its organizational documents or under any applicable law, for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of the Company thereunder and the authorization, issuance and delivery of the Issued Shares has been taken prior to the Closing, and the Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except to the extent that such enforceability is subject to, and limited by, (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Subject to the fulfillment of all conditions to Closing set out in Section 3.2, 3.3 and 3.5 of this Agreement, the execution, delivery and performance by the Company of the Transaction Documents will not constitute a breach of any applicable laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the certificate of incorporation or any other organizational documents of the Company; (ii) any order, judgment or decree of any court or governmental authority by which the Company is bound; (iii) any material agreement or instrument to which the Company is a party or by which it is bound; or (iv) result in the termination or impairment of any license, approval, permit or authorization issued by any Governmental Entity to the Company.

7.4.
Valid Issuance of Issued Shares. The Issued Shares, when issued, sold and delivered to Buyer in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable law and Encumbrance. The offer, sale and issuance of the Issued Shares to be issued pursuant to and in conformity with the terms of this Agreement, will be issued in compliance with all applicable laws. Upon issuance of the Issued Shares, the Buyer will be the sole legal and beneficial owner of, and have the right to exercise all voting and other rights over the Issued Shares, subject to the restrictions in the Transaction Documents. The Common Stock issuable upon conversion of the Issued Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and Encumbrance. There are no agreements or commitments outstanding which call for the issue of any shares or other securities of the Company or accord to any person the right to call for the issue of any such shares or other securities.

7.5.
Constitutional and Corporate Matters. The copies of the incorporation documents of the Company, have been provided to the Buyer, are complete and accurate and fully set out the rights and restrictions attaching to the shares of common stocks of the Company. The statutory books required to be maintained under the DGCL have been properly kept in all material respects, are up to date and contain complete and accurate details of all matters required by such applicable laws to be entered in them. No written notice that any of them is incorrect or should be rectified has been received by the Company.

7.6.
Insolvency. the Company is not insolvent or unable to pay its debts as they fall due or has stopped paying its debts. No order has been made, or resolution passed for the winding up of the Company. No administrator or any receiver or manager has been appointed by any Person in respect of the Company or all or any of their assets and to the Knowledge of the Company, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Company has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

7.7.
Governmental Entities Consents and Filings. no Permits with, any Governmental Entity is required on the part of the Company for the consummation of the transactions contemplated by this Agreement, except for those set out in Section 3.2.1 6.7 of the Disclosure Schedule.

7.8.
Litigation. Except as listed on Schedule 7.9 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, criminal charge or to the Knowledge of the Company investigation pending or, to the Company’s Knowledge, currently threatened in writing (i) against the Company, or any of its officers or directors (in their capacity as such); or (ii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated thereby or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not a party to or named as subject to the provisions of any order, writ, injunction, judgment or decree of any court.

7.9.
Arrangements with Related Parties. Except as listed on Schedule 7.9 of the Disclosure Schedule, no indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company on the one hand and any of the Current Shareholders or any of their controlling shareholders on the other hand. Except as listed on Schedule 7.9 of the Disclosure Schedule, to the Knowledge of the Company, no Current Shareholder or a controlling shareholder thereof has an interest in any business which competes with any business presently carried on by the Company.

7.10.
Intellectual Property. The Company owns or have a right to use all Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted without any conflict with, violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement to the Knowledge of the Company) of the rights of others, including prior employees or consultants, or academic institutions with which any of them are currently affiliated or have been affiliated in the past. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights, and processes of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance, or shared ownership interest of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person. The Company has not received any written communications alleging that the Company has violated or, by conducting their business, violates any of the Intellectual Property of any other person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. Section 7.10 of the Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

7.11.
Compliance with other Instruments. No Breach. The Company is not in material violation or in default (i) of any provisions of its respective current Articles of Association, (ii) of any judgment, order, writ, or decree of any court or another competent authority to which it or its assets are subject; or (iii), to the Knowledge of Company, of any provision of law, rule or regulation applicable to the Company, that is material to its business. Subject to the fulfillment of all conditions to Closing set out in Section Error! Reference source not found. 3.3 and 3.5 of this Agreement, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not (a) result in any such violation or be in conflict with any such provision, instrument, judgment, order, writ or decree, or (b) otherwise require the consent or approval of any person, which consent or approval has not been obtained .

7.12.
Licenses. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business in the places and in the manner in which such business is carried on, and which are material to its business (the “Licenses”). The Company is not in default in any material respect under any of such Licenses. All such Licenses are in full force and effect and to the Knowledge of the Company there are no grounds for the revocation or non-renewal of any License.

7.13.
Data Privacy. In connection with its collection, storage, transfer (including, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (including, information that alone or in combination with other information can be used to specifically identify a person or any financial services data collected or used by the Company) (collectively “Personal Information”), in any manner (including, through internet websites or (if applicable) mobile applications owned, maintained or operated by the Company (“Company Sites”), through any products or services provided to customers of the Company, or maintained by third parties having authorized access to such information), the Company is and has been in compliance, with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has such commercially reasonable physical, technical, organizational and administrative security measures and policies as are required by applicable laws in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. No action, claim, proceeding, compliant, inquiry, audit or investigation is pending or, to the Company’s knowledge, threatened against the Company or any of its Current Shareholders, officers, directors, or employees (in their capacity as such) by any private party or any governmental authority, foreign or domestic, with respect to Personal Information. The Company is and has been in compliance with all laws relating to data loss, theft and breach of security notification obligations. To Company’s knowledge there has been no loss, unauthorized access to or other misuse by or on behalf of the Company of such Personal Information, and, to the knowledge of the Company, no third party misused any Personal Information collected by the Company.

7.14.
Material Agreements. Section 7.14 of the Disclosure Schedule, contains a true and complete list of all material contracts, agreements, instruments, transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound, including the following (each, a “Material Agreement”), true and correct copies of which have been made available to the Buyer:

(a)	any obligations (contingent or otherwise) of, or payments to, the Company in excess of US$ 30,000 individually or in the aggregate;

(b)
any license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company (other than commercially available software products or services under standard end-user object code license agreements licensed to the Company);

(c)	any grant of rights to manufacture, produce or assemble the Company’s products to any other person;

(d)	any agreement granting any other person the right to market, distribute or resell (including as an OEM or value-added reseller) any of the Company’s technology, products or services;

(e)
any covenants, restrictions or limitations on the Company’s right to do business (including, the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services) or compete in any area, field or geography with any person (including any exclusivity with respect to any geographic territory, any customer, or any product or service), or any agreement providing any person a right of first notification, right of first offer, right of first refusal or exclusivity in case of a sale (or offer to sell) the Company or any of its shares or assets or with respect to the provision of services or products to the Company;

(f)
any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or agreement involving the sharing of profits, losses, costs or liabilities with any other person;

(g)	any lien, charge, pledge or other encumbrance on the Company’s assets, properties or rights;

(h)
any agreement for the sale, exchange or other disposition of any of the assets or rights of the Company to any person, or of any person by the Company, other than the sale of inventory in the ordinary course of business;

(i)	any agreement which is otherwise material to the Company; or

(j)	any proposed offer, arrangement or commitment by the Company to enter into or effect any of the foregoing agreements in this Section 6.14.

(k)
Each of the Material Agreements is valid, binding and in full force and effect, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach of any Material Agreement. No party to any Material Agreement has made a claim to the Company to the effect that the Company has failed to perform any obligation thereunder, nor has any such party notified the Company of an intention to terminate, or not to renew, any such contract or agreement.

7.15.
Financial Condition. Since the Accounts Date: (i) the business of the Company has been conducted in the ordinary course so as to maintain the business as a going concern; (ii) the Company has not suffered any Material Adverse Effect (iii) no asset of a value in excess of US$ 30,000 (or equivalent amount in any other currency) has been acquired or disposed of nor has there been any agreement to acquire or dispose of any such asset; (iv) no liability (actual or contingent) has been incurred which is of an amount in excess of US$ 30,000 (or equivalent amount in any other currency) other than in the ordinary course of business (v) no dividend or other distribution (as such term is defined in the DGCL) has been declared, made or paid by the Company and (vi) the Company has not borrowed or raised any money from and no capital expenditure (save in the ordinary course of business) has been incurred as a result of the entry into any agreement or arrangement with any third party

7.16.
Financial Statements. The Company has made available to the Buyer the Audited Financial Statements. The Financial Statements have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements fairly and accurately in all material respects present the assets, liabilities, financial condition, profit and loss and operating results of the Company as of the dates, and for the periods, indicated therein and are not inaccurate or misleading in any respect. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet included in the Financial Statements and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company. At the Accounts Date, the Company had no any other liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which should be disclosed or provided for in the Financial Statements and is not disclosed or provided for in the Financial Statements. The accounting and other records of the Company are up to date and have been fully, properly and accurately maintained in all material respects and are in the possession of the Company. The Company has not factored, discounted or securitized any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the disclosed or fully provided for.

7.17.
Title to Property and Assets. The Company owns its property and assets free and clear of all Encumbrances, except as set forth in Section 7.17 of the Disclosure Schedule. With respect to the property and assets they lease, the Company is in compliance in all material respects with such leases.

7.18.
Confidential Information. Each current and former material employee and officer of the Company has executed an agreement with the Company regarding confidential information substantially in the form or forms, which have been made available upon request by the Buyer. The Company is not aware that any of its current or former material employees or officers is in violation thereof.

7.19.	Government Incentives and Grants. The Company has not received or has applied for any grants, incentives, benefits (including tax benefits) and subsidies from any Governmental Entity.

7.20.
Insurance. Section 7.20 of the Disclosure Schedule lists all current insurance policies held by the Company. All of these policies are valid and enforceable policies, all premiums due and payable under all these policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of the policies. To the Company’s Knowledge, none of these policies is void and the Company has not done anything or omitted to do anything that would make any policy void. The Company has no Knowledge of any threatened termination of any of these policies. To the Company’s Knowledge, no material claim is outstanding or has been notified under any of these policies and no event has occurred that gives rise to a material claim under any policy.

7.21.
Employees and Consultants. Section 7.21A of the Disclosure Schedule sets forth a detailed description of (i) all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current officer or employee, of the Company (ii) details of any person who has accepted an offer of employment made by the Company but whose employment has not yet started and of any Company Company’s employee who was given or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to their employment or engagement by the Company, including prior employees or consultants or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. Each current employee, consultant, and officer of the Company has assigned to the Company all Intellectual Property rights he or she owns that are related to the Company’s business as now conducted and all Intellectual Property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to the Company’s business as then conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. No current or former employee or consultant has excluded any work or invention from his or her assignment of inventions. To the Company’s Knowledge, no such employees or consultants is in violation thereof. To the Company’s Knowledge, Section 7.21 7.21B of the Disclosure Schedule sets forth a detailed description of the terms and conditions of each equity benefit plan established and maintained by the Company, of any grants of options performed thereupon and of any exercise thereof. The Company has made all required contributions for severance pay, managers insurance or pension plan for each employee as applicable, and has complied in all material respects with all Applicable Laws relating to employment of employees. No Gorup Company is and has ever been a party to any collective bargaining agreement, or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Applicable Law, under any contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company is not and has not ever been a member of any employers’ association or organization. The Company has not ever paid, is required to pay and has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Section 7.21C of the Disclosure Schedule sets forth a true and complete list of all current Contractors of the Company, and includes each Contractor’s name, date of commencement, engaging entity, work location, term of engagement, scope of services (i.e. number of hours per month), and rate of all regular compensation and benefits, bonus or any other compensation payable. Except as set forth in Section 7.21C of Disclosure Schedule, the Contractors are not entitled to any payment or benefit, and all Contractors can be terminated on notice of thirty (30) days or less to the Contractor. All Contractors are and classified as independent contractors and are not entitled to receive from the Company any employment benefits. The Company does not engage any personnel through manpower agencies. The Company is not aware of a material violation of any agreement with any of its current employees or Contractors or of any unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material Applicable Laws and contracts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any payments or benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits. Neither the execution nor delivery of this Agreement, nor the carrying on of any of the Company’s business as presently conducted, conflicts with or results in a breach of the terms, conditions, or provisions of, or constitutes a default under, any material contract or agreement between the Company and any of the officers, directors or employees, or consultants of the Company (in their capacity as such).

7.22.	Taxes.

7.22.1.
The Company has duly and timely filed all tax returns and reports (including information returns and reports) as required by applicable law. Each such return or report was true and complete in all material respects when filed. None of such returns or reports has been audited by any taxing authority and the Company has not been advised that any of such returns or reports will be audited. There is no pending (or threatened by written notice delivered to the Company prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Company claimed or raised by any tax authority. Any and all taxes and other charges due by the Company to any local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been timely paid. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Company has made adequate provisions on the Financial Statements and its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for the applicable period thereof. The Company is not and has never been subject to tax in any country other than its jurisdiction of incorporation by virtue of being treated as a resident of or having a permanent establishment or other place of business in that country, and no claim has ever been made by a tax authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. The Company has withheld or collected from each payment made to employees, creditors, independent contractors, shareholders, or other third party the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement and the Company does not have any liability or potential liability to another party under any such agreement.

7.22.2.	The Company has not made any elections pursuant applicable law. The Company is not subject to any tax ruling nor has it ever applied to receive any tax determination or ruling.

7.22.3.	No related party transactions or agreements to which the Company is a party (including, intercompany agreements) is subject to any transfer pricing rules and regulations under applicable law.

7.23.
Anti-Corruption. The Company is in compliance in all material respects with Applicable Laws relating to anti-money laundering, anti-terrorism financing and anti-corruption. To the Knowledge of the Company, Neiter the Company, nor any of its directors, officers, employees or agents (in their capacity as such) has, directly or indirectly, made, offered, promised, authorized, accepted or agreed to receive, any payment, gift, bribe, kickback or anything of value: (i) in violation of any applicable anti-corruption law; (ii) to or for the benefit of any Government Entity official for the purposes of influencing such official act or decision; or (iii) to or for the benefit of any person to secure any improper advantage; (iv) and in relation to (ii) and (iii) above, with the intention of winning or retaining business or a business advantage for the Company. There is and has been no claim, enquiry, investigation, action, suit or proceeding pending or threatened in writing by or against the Company before any court, arbitrator, regulator or other governmental body, in connection with any violation or alleged violation of any anti-corruption law or anti-money laundering law. No fine or penalty or other type of disciplinary action has been imposed or, threatened in writing to be imposed on the Company for any infringement of any anti-corruption law or anti-money laundering law. Neither the Company and, to the Knowledge of Company, nor any officer, employee, representative or agent of the Company has been investigated (or is being investigated or is subject to a pending investigation) in relation to any of the matters set out in this Section 7.23 by any law enforcement, regulatory agency or Governmental Entity, or has admitted to, or been found by a court in any jurisdiction to have violated applicable anti-corruption law. Company neither has conducted nor is conducting an internal investigation in relation to any allegations of the matters set out in this Section 7.23. No officer or the Company has reported in writing a violation or suspected violation of the matters described in this Section regarding the Company.

7.24.
Disclosure. The Company has made available to the Buyer all the material information reasonably available to the Company that the Buyer has requested in writing prior to the Effective Date for deciding whether to acquire the Issued Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Buyer at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

7.25.
Brokers and Finders. The Company has not employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company to pay any finder's fee, brokerage fees or commission or similar payment in connection with the Transactions.

7.26.
No Other Representations. The Company acknowledges that it makes the representations and warranties under this Section 6 with the intention of inducing the Buyer to enter into this Agreement and each of the other Transaction Documents and the Buyer enters into this Agreement and the other Transaction Documents on the basis of, and in full reliance on, each of those representations and warranties.

8.	Representations & Warranties of Buyer

The Buyer hereby represents and warrants to the other Parties hereto as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the other Parties are entering into this Agreement in reliance thereon:

8.1.
Authorization. The Buyer has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and all other documents which are to be executed and delivered by the Buyer at Closing. All corporate action on the part of the Buyer, its directors and its shareholders, to the extent required under its organizational documents or under any applicable law, for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of the Buyer have been taken, and the Transaction Documents, when executed and delivered by Buyer, shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms except to the extent that such enforceability is subject to, and limited by, (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Subject to the fulfillment of all conditions to Closing set out in Section 3.2, 3.3 and 3.5 of this Agreement, the execution, delivery and performance by the Buyer of the Transaction Documents will not constitute a breach of any applicable laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the certificate of incorporation or any other organizational documents of the Company; (ii) any order, judgment or decree of any court or governmental authority by which the Buyer is bound; or (iii) any material agreement or instrument to which the Buyer is a party or by which it is bound.

8.2.
Investment Experience. Buyer has experience in purchasing and investing in securities of corporate entities, and acknowledges that it is able to fend for itself, can bear all of the economic, business, and financial risks and merits of the Transactions contemplated by this Agreement and the other Transaction Documents, has such knowledge and experience in economic, business, and financial matters, and is capable of evaluating the merits and risks of the Transactions contemplated hereunder.

8.3.
Availability of Funds. Buyer has, and shall have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable Buyer to pay the Initial Amount payable at the Closing pursuant to this Agreement.

8.4.
Brokers and Finders. The Buyer has not employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of any of the Company, to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

9.	Indemnification

9.1.	Effectiveness; Survival.

9.1.1.
The Buyer has the right to fully rely upon all representations, warranties and covenants of the Company (the “Indemnitor”) contained in or made pursuant to this Agreement and in the schedules attached hereto. Unless otherwise set forth in this Agreement, the representations and warranties of the Company contained in or made pursuant to this Agreement shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Buyer.

9.1.2.	The representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, until:

9.1.2.1.
(1) in case of Sections any of the Fundamental Representations, the expiration of the applicable statute of limitation period; (2) in case of Sections 7.8 (Litigation),7.97.9 (Arrangements with Related Parties), 7.10 (Intellectual Property), 7.11 (Compliance with other Instruments. No Breach) the 36th month anniversary of the Closing, and (3) other than as set forth in clauses (1) and (2) above, the 24th month anniversary of the Closing; in each case, with respect to any theretofore un-asserted claims as set forth in Section 9.1.2.2 below; provided, however, that no limitation shall apply to breach of any representation or warranty which constitutes fraud or willful misrepresentation by the Company (collectively, “Fraud”). The applicable survival period shall be referred to as the “Claims Period”.

9.1.2.2.
Except for Fraud, the Company shall not have any liability with respect to any breach of representation and warranty, unless a claim is made hereunder prior to the expiration of the Claims Period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved.

9.1.2.3.
It is the intention of the parties hereto that the Claims Periods supersede any statute of limitations applicable to the representations and warranties, and this Section 8.1 constitutes a separate written legally binding agreement among the parties hereto in accordance with the provisions of Section 19 of the Israeli Limitation Law, 1958.

9.2.	Indemnification.

9.2.1.
Indemnifiable Losses. The Indemnitor shall indemnify the Buyer (including its shareholders, limited and general partners directors and officers) (each, an “Indemnitee”) against, and hold each Indemnitee harmless from all claims, actions, suits, settlements, damages, expenses (including, reasonable legal costs and expenses), losses, or costs sustained or incurred by such Indemnitees (collectively, “Losses”) resulting from, or arising out of, a breach or misrepresentation of any the Indemnitor’s representations, warranties or covenants made in this Agreement, subject to the limitations in this Section 8.

9.2.2.	Limitations. The Indemnitee’s right for indemnification hereunder is subject to the following conditions and limitations; provided, however, that no such limitation shall apply to Fraud:

9.2.2.1.
Other than in respect of the Fundamental Representations, Indemnitor shall not be liable for any Loss, unless and until the aggregate of Losses equal or exceeds US$30,000 in which case indemnification shall be made from the first dollar amount.

9.2.2.2.	The Indemnitor’s liability shall be limited with respect to the Buyer (and its related Indemnitees) to the aggregate amount of the Purchase Amount.

9.2.3.
Claims Notice; Third Party Claims. In the event that an Indemnitee wishes to assert a claim for indemnification hereunder it shall give the Indemnitor a prompt written notice thereof (a “Claims Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter keep the Indemnitor informed, in all material respects, with respect thereto. In the event that such Claims Notice results from a third party claim against the Indemnitee, such Indemnitee shall promptly upon becoming aware of the commencement of proceedings by such third party provide the Indemnitor with the Claims Notice and the Indemnitor shall have the right to assume the defense thereof (at Indemnitor’s expense) with counsel mutually satisfactory to the parties; provided, however, that the Indemnitees shall have the right to retain their own counsel, at the reasonable expense of the Indemnitor, and within the indemnification limitations herein, if representation of all parties by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the parties in such proceeding. Failure of the Indemnitees to give prompt notice or to keep it informed, as provided herein, shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure. The Indemnitor shall not be liable nor shall it be required to indemnify or hold harmless the Indemnitee in connection with any settlement effected without its consent in writing, which shall not be unreasonably withheld or delayed.

9.2.4.
Sole Remedy. The indemnification provided by the Indemnitor hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Indemnitees under this Agreement for breach of representations or warranties, other than in the event of Fraud; provided that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement.

10.	Miscellaneous

10.1.
Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

10.2.	Confidentiality; Public Announcements.

10.2.1.
Each Party hereby undertakes that, until the Closing, it shall maintain, and shall cause all of its respective directors, officers, and employees, its Affiliates and its shareholders and anyone on their behalf, to maintain, in strict confidence, all Confidential Information, and not to allow any third party to have access to any Confidential Information. Each Party hereby undertakes that it shall, and shall cause all of its respective directors, officers, and employees, its Affiliates and shareholders and anyone on their behalf, to disclose any Confidential Information to its consultants and other representatives ("Authorized Representatives") only on a "need to know" basis, provided that such Authorized Representatives are bound by confidentiality undertakings which are at least as strict as the undertakings set out herein, and provided further, that it shall remain liable to any unauthorized disclosure of Confidential Information by its and its Affiliates' Authorized Representatives.

For the purpose of this Section 10.2.1, "Confidential Information" shall mean all documents and information in connection with the Parties, their Subsidiaries, if applicable, and other entities which they hold (or will hold from time to time) and/or their shareholders, including, without limitation, information concerning their activities, operations, results, financial reports and other financial information, proprietary rights, business plans, research and development, services, products, customers, and suppliers, and in connection with this Agreement and any other of the Transaction Agreements. Notwithstanding the foregoing, documents and information shall not be deemed Confidential for the purpose of this Section 10.2.1 if (i) such information is in the public domain at the time of disclosure; (ii) the disclosing Party can demonstrate that such information (a) became publicly available not due to a breach of this Section 10.2.1 by such Party, or (b) was obtained from a third party without breach of any confidentiality obligations; (iii) such information is otherwise required to be disclosed by (a) any applicable law or regulations; (b) a competent court; or (c) a governmental (or quasi-governmental), administrative or regulatory authority, provided, however, that subject to a applicable law a Party will use all reasonable efforts to notify the disclosing Party of the obligation to make such disclosure in advance of the disclosure so that the disclosing Party will have a reasonable opportunity to object to such disclosure.

10.2.2.
As of the Closing, the provisions of Section 10.2.1 shall terminate and be of no further force and effect. If this Agreement is terminated in accordance with its terms prior to the Closing, the Parties, their respective Affiliates and anyone on their behalf will continue to maintain the confidentiality of all information and materials obtained from the other side (or from the other side's authorized representatives), in accordance with the terms and provisions of Section 10.2.1.

10.2.3.
Notwithstanding anything to the contrary contained herein, Company specifically acknowledges and understands that Buyer is a public company traded on NASDAQ, therefore it is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' engagement.

10.3.
Entire Agreement. This Agreement constitutes the full and entire understandings and agreements between the Parties hereto regarding the subject matters hereof and supersedes all prior agreements, proposals, understandings and arrangements, oral or written, if any between the Parties hereto with respect to the subject matter hereof.

10.4.
Amendment and Waiver. Any term of this Agreement may be amended only with the written consent of all Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

10.5.
Assignment. Successors. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, except that no such consent shall be required after the Closing in case of an assignment of this Agreement along with the transfer of the Issued Shares from the Buyer to Buyer’s Permitted Transferee (as is defined in the Restated Certificate) and the assumption in writing by such Permitted Transferee of the representations, warranties, covenants and obligations arising under this Agreement, as the Buyer hereunder. In such case, the Buyer and the Permitted Transferee shall deliver to the Company a notice, in a form reasonably acceptable to the Company, notifying and representing to the Company the foregoing. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.6.
Delays or Omissions. No failure, delay or omission to exercise any right, power, or remedy accruing to any Party hereto upon any breach or default hereunder shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.7.	Cumulative Remedies. Subject to the terms of this Agreement, all remedies, either under this Agreement or by law or otherwise, afforded to any party hereto shall be cumulative and not alternative.

10.8.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and such unenforceability shall not affect any other provision of this Agreement. Upon such determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.9.	Expenses. Each party hereto shall bear its respective costs and expenses (including legal fees) incurred by it in connection with this Agreement and the transactions contemplated herein.

10.10.
Further Assurances. Without derogating from the generality of Section 10.1, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

10.11.
Governing Law. Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, disregarding its conflict of laws rules. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court. Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the abovementioned courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the abovementioned court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the abovementioned court, and (iv) irrevocably consents to service of process in the manner provided by Section 9.15 below or as otherwise provided by applicable law.

10.12.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original enforceable against the Party signing such counterpart, and all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement may be signed by electronic means.

10.13.
Schedules and Annexes. As soon as practical following the date of this Agreement, and in any event prior to the Closing Date, the Parties shall agree in good faith the form and content of all schedules, annexes, appendices and exhibits which are referenced herein but are not attached hereto as of the date hereof.

10.14.
Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be given in person (including by courier service), by registered mail, or by email (provided that written confirmation of receipt is provided), addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

If to the Company:
LayerBio Inc.
Attention: Kenneth J. Mandell
Address: 60 Cary Ave, Lexington, MA 02421
E-mail: ken@layerbio.com

With a copy (which shall not constitute notice) to: Litwin Kach LLP
Attention: Jordan Litwin
Address: 401 N Michigan Ave, Suite 1200, Chicago, IL 60611
Email: jordan@litwinkach.com

If to the Buyer:
Painreform Ltd.

Attention:|Dr. Ehud Geller
Address: Yigal Alon street 65, Tel Aviv Israel 6744316

E-mail: egeller@medicavp.com

With a copy (which shall not constitute notice) to:
DTKGG & Co.
BSR 4 Tower, 33 floor
Adress: 7 Metsada Street, Bnei Brak, Israel Attention: Ronen Kantor, Adv.
Telephone No.: +972-3-6133371
E-mail: rkantor@dtkgg.com

Or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. All communications delivered in person (including by courier service) shall be deemed to have been given upon delivery, those given by email shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail shall be deemed given five (5) days after posting.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement on the date first above written.

The Company: LayerBio Inc. By: CEO Name and Title: Kenneth J. Mandell Signature: /s/ Kenneth Mandell	The Buyer: Painreform Ltd. By: Chairman and Interim C.E.O Name and Title: Dr. Ehud Geller Signature: /s/ Ehud Geller

[Signature Page to LayerBio Inc. SPA, July [  ], 2025]

Exhibit A
Capitalization Table

Exhibit B
Indemnification Agreement

Exhibit C
Disclosure Schedule